FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), is made as of the     day of December 2015, by and between AMERCO REAL ESTATE COMPANY, a Nevada corporation, having an address at 2727 North Central Avenue, Phoenix, Arizona 85004 (“Seller”) and 23RD AND 11TH ASSOCIATES, L.L.C., a Delaware limited liability company, having an address c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023 (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement, dated as of October 8, 2015 (the “Agreement”), with respect to the sale, by Seller to Purchaser, of the Property more particularly described therein; and

WHEREAS, Seller and Purchaser desire to amend the terms of the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth in this Amendment, and in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound, hereby mutually covenant and agree as follows:

1.                   Incorporation of Preamble and Recitals.  The preamble and recitals to this Amendment are incorporated herein by reference and made a part of this Amendment.

2.                   Defined Terms.  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

3.                   Independent Consideration.  A portion of the Initial Deposit in the amount of One Million Dollars ($1,000,000.00) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Amendment by Seller and Purchaser.  Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Amendment.  Upon the Closing or earlier termination of the Agreement (other than due to a Seller default under the Agreement), the Independent Consideration shall be paid to Seller.

                 Zoning.  Section 9(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(d)Purchaser shall, at its sole cost and expense, use commercially reasonable efforts to obtain, and shall diligently pursue, all necessary approvals, certificates, rulings or amendments to permit the development of the New Building as more particularly described in the ZRD1- Zoning Resolution Determination Form attached hereto as Exhibit 4 previously submitted to DOB (the “Required Approvals”), which Required Approvals shall be final beyond appeal and reasonably acceptable to Purchaser (the “Final Approvals”).  If Purchaser does not receive the Final Approvals on or before July 6, 2016 (the “Approval Deadline”), Purchaser shall have the right to extend the Approval Deadline for an additional six (6) month period (the “Approval Deadline Extension”) and Purchaser shall be deemed to have exercised the Approval Deadline Extension unless, on or before the expiration of the Approval Deadline, Purchaser shall deliver to Seller written notice of Purchaser’s waiver of the right to exercise the Approval Deadline Extension.  Upon the Approval Deadline Extension, an additional portion of the Initial Deposit in the amount of One Million Dollars ($1,000,000.00) (the “Additional Independent Consideration”) shall be earned by Seller.  Seller and Purchaser hereby mutually acknowledge and agree that the Additional Independent Consideration represents adequate bargained for consideration for such extension.  Upon the Closing or earlier termination of the Agreement (other than due to a Seller default hereunder), the Additional Independent Consideration shall be paid to Seller.

If Purchaser does not receive the Final Approvals on or before the Approval Deadline (as the same may be extended), Purchaser shall have the right terminate this Agreement (the “Termination Option”).  Purchaser shall be deemed to have exercised the Termination Option unless, on or before the expiration of the Approval Deadline (as the same may be extended), Purchaser shall deliver to Seller written notice of Purchaser’s waiver of the right to exercise the Termination Option (herein called the “Termination Waiver Notice”).  If Purchaser exercises the Termination Option or is deemed to have exercised the Termination Option, this Agreement shall automatically be terminated on and as of the Approval Deadline, and Escrow Agent shall upon written demand from Purchaser immediately refund the Deposit (less the Independent Consideration and, if applicable, the Additional Independent Consideration) to Purchaser, and both parties shall be relieved from any further liability hereunder except for those obligations and agreements which expressly survive termination of this Agreement.  In the event this Agreement has not terminated pursuant to this Section 9(d), this condition (whether or not such approval has been issued or obtained) shall be deemed unconditionally waived by Purchaser and the Deposit shall thereafter be non-refundable to Purchaser; provided, however, the Deposit shall be refundable as expressly set forth in this Agreement.”

                 Closing Date. Section 18 of the Agreement is hereby deleted in its entirety and replaced with the following:

“18Closing Date.

The closing (the "Closing") of the transactions described in this Agreement shall occur, and the documents referred to in Section 17 shall be delivered upon tender of the Purchase Price provided for in this Agreement, no later than 3:00 P.M. on the date that is sixty (60) days following Purchaser’s receipt of the Final Approvals (such closing date, the "Scheduled Closing Date"; the actual date of the Closing, the "Closing Date").  Notwithstanding the foregoing, either party shall have the one-time right, upon written notice to the other party, not later than five (5) days prior to the Scheduled Closing Date, to extend the date for the Closing up to an additional thirty (30) days (the “Extended Closing Date”).  Time is of the essence as to Seller’s and Purchaser's obligation to close the transactions described in this Agreement on the Scheduled Closing Date (as the same may have been extended by act in compliance with this Section 18).  The Closing shall take place at the offices of Escrow Agent through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser.”

6.                   Block 694 Lots 1 and 2.  Seller hereby acknowledges that Purchaser (or its affiliate) (the “Lot 1/2 Buyer”) is currently negotiating with 22nd Street Building, LLC and 164 11th Ave Building, LLC for the purchase of certain property (the “Lot 1/2 Property”) located at 162-164 11th Avenue, New York, New York designated as Tax Lots 1 and 2 in Block 694 on the Tax Map of the City of New York, New York County.  Notwithstanding anything contained herein or in the Agreement to the contrary, in the event, during the term of the Agreement, the Lot 1/2 Buyer (i) enters into a contract for the purchase of the Lot 1/2 Property (the “Lot 1/2 Contract”) or acquires the Lot 1/2 Property and (ii) the Agreement is thereafter terminated, within ten (10) business days following the termination of the Agreement, Seller shall have the right but not the obligation (in Seller’s sole and absolute discretion) to either assume the Lot 1/2 Contract or purchase the Lot 1/2 Property, as applicable, in such event Seller shall have the right (but not the obligation) to either assume the Lot 1/2 Contract from the Lot 1/2 Buyer or purchase the Lot 1/2 Property from the Lot 1/2 Buyer, as applicable, for an amount equal to the Lot 1/2 Buyer’s actual out-of-pocket costs for the Lot 1/2 Contract or the Lot 1/2 Property, as applicable.  The provisions of this Section 6 shall survive any termination of the Agreement.

7.                   Continued Force and Effect.  Except as expressly modified herein, all of the terms, covenants and conditions of the Contract remain unmodified and in full force and effect and are hereby ratified and confirmed.  In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control.

8.                   Governing Law.This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

9.                   Entire Agreement.This Amendment contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters.  This Amendment may not be modified or amended except by written agreement signed by both parties.

10.              The Agreement.  Any reference herein to the Agreement and, except insofar as reference to the contrary is made in any future instrument, any future reference to the Agreement made in any such instrument shall be deemed to be a reference to the Agreement, as amended hereby and as it may, from time to time, be hereafter further modified.

11.              Broker.Each party to this Amendment represents to the other parties that no broker was instrumental in consummating this Amendment and that it had no conversations or negotiations with any broker concerning this Amendment.  Each party to this Agreement shall indemnify, defend and hold harmless the other parties from and against any claims for a brokerage commission or other compensation which are made by any broker or other person claiming to have dealt with it in connection with this Amendment, and all costs, expenses and liabilities in connection therewith, including attorneys’ fees and expenses.

12.              Counterparts; Captions Not Binding.This Amendment may be executed by facsimile or e-mail signatures and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.  The captions in this Amendment are inserted for reference only and in no way define, describe or limit the scope or intent of this Amendment or of any of the provisions hereof.

13.              E-Mail Signature.  Signatures to this Amendment transmitted by e-mail in PDF format shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Amendment with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Amendment, it being expressly agreed that each party to this Amendment shall be bound by its own e-mailed signature and shall accept the e-mailed signature of the other party to this Amendment.  Delivery of the executed original of this Amendment or any e-mail signature page thereof may be given on behalf of a party by the attorney for such party.

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IN WITNESS WHEREOF, for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the parties hereto have executed and delivered this Amendment as of the date first hereinabove set forth.

SELLER:

AMERCO REAL ESTATE COMPANY

By:
Name:
Title:

PURCHASER:

23RD AND 11TH ASSOCIATES, L.L.C.

By:
Name:
Title: